Exhibit 99.1

345 E. Main St.

Warsaw, IN 46580

www.zimmerbiomet.com

Media	Investors
Heather Zoumas-Lubeski	Zach Weiner
(445) 248-0577	(908) 591-6955
heather.zoumaslubeski@zimmerbiomet.com	zach.weiner@zimmerbiomet.com

Zimmer Biomet Announces Appointment of

Louis A. Shapiro to Board of Directors

(WARSAW, IN) January 5, 2024 — Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global medical technology leader, today announced that Louis A. Shapiro, formerly the President and Chief Executive Officer of the Hospital for Special Surgery (HSS), has been appointed to the Board, effective immediately. HSS has been recognized as a leading academic medical center focused on musculoskeletal health – it was ranked #1 in U.S. orthopedics hospitals for 14 years in a row by U.S. News & World Report and #1 in worldwide orthopedics hospitals by Newsweek for the past four consecutive years. Founded in 1863, HSS is the oldest orthopedics hospital in the U.S., performs more than 40,000 surgical procedures annually at 20 facilities in four states, and draws patients from all 50 states and more than 100 countries.

“With a long history of leadership in the industry, and as the former President and CEO of a leading healthcare system, Lou brings a significant depth of industry leadership experience, a unique customer perspective and a shared lifetime commitment to our mission to alleviate pain and improve the quality of life for people around the world,” said Chris Begley, Chairman of the Company’s Board of Directors. “We look forward to Lou’s contributions as we continue to advance our mission together.”

Mr. Shapiro joined HSS as its President and Chief Executive Officer in October 2006, retiring in October 2023. Prior to joining HSS, Mr. Shapiro worked at Geisinger Health System from 2002-2006, serving in roles with increasing leadership scope and ultimately advancing to Executive Vice President and Chief Operating Officer of the Clinical Enterprise. He served as a senior healthcare expert and consultant at McKinsey & Co. from 1999-2002 and held positions in other hospitals and health systems from 1983 through 1999. Mr. Shapiro also previously served as a founding member of the board of directors of RightMove Health, as President of Medical Indemnify Assurance Company, and as the Board Chair of the Greater New York Hospital Association, in addition to holding a number of other board and advisory roles over the course of his career. Mr. Shapiro has a bachelor of science degree in psychology from the University of Pittsburgh and a master’s degree in health administration from the University of Pittsburgh Graduate School of Public Health.

About the Company

Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. We seamlessly transform the patient experience through our innovative products and suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence.

With 90+ years of trusted leadership and proven expertise, Zimmer Biomet is positioned to deliver the highest quality solutions to patients and providers. Our legacy continues to come to life today through our progressive culture of evolution and innovation.

For more information about our product portfolio, our operations in 25+ countries and sales in 100+ countries or about joining our team, visit www.zimmerbiomet.com or follow on LinkedIn at www.linkedin.com/company/zimmerbiomet or X / Twitter at www.twitter.com/zimmerbiomet.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Zimmer Biomet’s expectations, plans, prospects, and product and service offerings. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this news release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this news release.

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